Exhibit 2.1

ASSET PURCHASE AGREEMENT

between

CLARIENT, INC.,

CARL ZEISS MERCURY, INC.,

and

CARL ZEISS MICROIMAGING, INC.

Dated as of March 8, 2007

i

ii

iii

SCHEDULE AND EXHIBITS

Schedule 1.02(a)(ii)	Transferred Equipment
Schedule 1.02(a)(iv)	Transferred Intellectual Property
Schedule 1.02(a)(v)	Transferred Technology
Schedule 1.02(a)(vi)	Transferred Permits
Schedule 1.02(a)(vii)	Transferred Contracts
(Cross-referencing Schedules 3.06 & 3.08)
Schedule 1.02(b)(i)	Excluded Assets – Generally
Schedule 1.02(b)(xi)	Excluded Assets – Name and Mark “Clarient”
Schedule 1.02(b)(iv)	Excluded Assets – Certain Claims
Schedule 1.04(a)(v)	Certain Assumed Liabilities
Schedule 2.03	Holdback Amount
Schedule 3	Disclosure Schedule
Schedule 5.01	Covenants Relating to Conduct of Business
Schedule 6.01	Business Employees
Schedule 7.01(d)	Third Party Consents
Schedule 12.02	Certifications and Filings

Exhibit 2.02(a)	Form of Bill of Sale
Exhibit 2.02(b)	Form of Assumption Agreement
Exhibit 13.05(b)(1)	License Agreement
Exhibit 13.05(b)(2)	Sublease
Exhibit 13.05(b)(3)	Transition Services Agreement

i

GLOSSARY OF DEFINED TERMS

Location of
Definition	Defined Terms
Accrued Vacation	Section 6.01(d)
Acquisition	Section 1.01
affiliate	Section 13.05(b)
Agreement	Preamble
Allocation	Section 10.01(a)
Ancillary Agreements	Section 13.05(b)
Applicable Law	Section 3.03
Apportioned Taxes	Section 10.01(b)
Assumed Liabilities	Section 1.04(a)
Business	Section 13.05(b)
Business Contracts	Section 3.08(b)
business day	Section 13.05(b)
Business Employee	Section 6.01(a)(i)
Business Material Adverse Effect	Section 13.05(b)
Claims	Section 1.02(a)(viii)
Closing	Section 2.01
Closing Date	Section 2.01
CLRT	Section 1.02(a)(iii)
Code	Section 3.10(a)
Competitive Activities	Section 11.02
Confidentiality Agreement	Section 5.03
Consent	Section 3.03
Contract	Section 3.08(a)
Dako	Section 13.05(b)
Disclosure Schedule	Article III; opening sentence
Effective Date	Section 1.02(a)(i)
Environmental Laws	Section 3.16(d)
Excluded Assets	Section 1.02(b)
Exclusivity Period	Section 5.06
GAAP	Section 3.04
Geographical Area	Section 11.02
Governmental Entity	Section 3.03
Hazardous Material	Section 3.16(d)
Hazardous Waste	Section 3.16(d)
including	Section 13.05(b)
Indemnified Party	Section 9.03(a)
Indemnifying Party	Section 9.03(a)
Judgment	Section 3.03
knowledge of Seller	Section 13.05(b)
Leased Real Property	Section 3.05(b)
License Agreement	Section 13.05(b)(1)
Liens	Section 3.05(a)
Losses	Section 9.01
Med One Agreement	Section 13.05
Med One Escrow Accounts	Section 1.02(a)

Names	Section 12.02
Parent	Section 6.01(b)
Pension Plan	Section 3.12
Permits	Section 1.02(a)(vi)
Permitted Liens	Section 3.05(a)
person	Section 13.05(b)
Personnel	Section 1.02(a)(vii)
Post-Closing Tax Period	Section 10.01(b)
Pre-Closing Tax Period	Section 10.01(b)
Proceeding	Section 1.04(b)(viii)
Products	Section 3.14
Purchaser	Preamble
Purchaser Indemnitees	Section 9.01
Purchaser Material Adverse Effect	Section 4.01
Purchaser’s Medical Plans	Section 6.01(e)
Representatives	Section 5.03
Restricted Persons	Section 5.06
Retained Liabilities	Section 1.04(b)
Seller	Preamble
Seller Benefit Plans	Section 3.12(b)
Seller Indemnitees	Section 9.02
Seller Insurance Policies	Section 5.01(b)
Seller Parties Transferred Inventory	Section 13.05(b)
Seller Party and Seller Parties	Section 13.05(b)
Straddle Period	Section 10.01(b)
Sublease	Section 13.05(b)(2)
subsidiary	Section 13.05(b)
Tax	Section 3.10(a)
Taxes	Section 3.10(a)
Taxing Authority	Section 3.10(a)
Tax Return	Section 3.10(a)
Third Party Claim	Section 9.03(a)
Third Party Consent	Section 3.01(a)
Transfer Taxes	Section 3.10(a)
Transferred Assets	Section 1.02(a)
Transferred Contracts	Section 1.02(a)(vii)
Transferred Employee	Section 6.01(a)(i)
Transferred Equipment	Section 1.02(a)(ii)
Transferred Intellectual Property	Section 1.02(a)(iv)
Transferred Inventory	Section 1.02(a)(i)
Transferred Permits	Section 1.02(a)(vi)
Transferred Software	Section 1.02(a)(v)
Transferred Technology	Section 1.02(a)(v)
Transition Services Agreement	Section 13.05(b)(3)
Treasury Regulations	Section 3.10(a)
Trestle Holdings	Section 13.05(b)
Vacation Policy	Section 6.01(d)
Welfare Plan	Section 3.12

2

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT dated as of March 8, 2007 (this “Agreement”), between CLARIENT INC., a Delaware corporation (“Seller”), CARL ZEISS MERCURY, INC., a Delaware corporation (“Purchaser”), and CARL ZEISS MICROIMAGING, INC., a New York corporation (“Parent”).

RECITAL

WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller the Transferred Assets (as defined below), upon the terms and subject to the conditions of this Agreement.

WHEREAS, Parent owns 100% of the capital stock of Purchaser and will benefit from the transactions contemplated hereby.

AGREEMENT

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE I

Purchase and Sale of Transferred Assets

SECTION 1.01.      Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing Seller agrees to sell, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept from Seller, at Closing, all of Seller’s right, title and interest in, to and under the Transferred Assets for (i) an aggregate purchase price of $12,500,000, with $11,000,000 payable at the Closing as set forth in Section 2.02(b) (subject to adjustment under Section 2.04) (the “Closing Consideration”) and the remaining $1,500,000 payable, if at all, as set forth in Section 2.03 (the “Holdback Amount”), and (ii) the assumption of the Assumed Liabilities.  The purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities are collectively referred to in this Agreement as the “Acquisition.”

SECTION 1.02.      Transferred Assets and Excluded Assets.

(a)           The term “Transferred Assets” means all of Seller’s right, title, and interest in and to the following assets, but excluding the Excluded Assets:

(i)            all raw materials, work-in-process, finished goods, supplies, parts and other inventories owned by Seller on the Closing Date that are used or held for use primarily in the operation or conduct of the Business (the “Transferred Inventory”), including the items listed in Schedule 1.02(a)(i);

(ii)           all tangible personal property and interests therein, including all machinery, equipment, furniture, furnishings, vehicles, communications equipment, computer equipment and hardware, of Seller that are used or held for use primarily in the operation or conduct of the Business, including the items listed in Schedule 1.02(a)(ii) (the “Transferred Equipment”);

(iii)          all of the membership interests in CLRT Acquisition, LLC, a Delaware limited liability company (“CLRT”);

(iv)          all trademarks, trademark registrations and trademark applications, service marks, trade names, copyrights, copyright registrations, copyright applications and all rights to any of the foregoing, in each case specifically identified in Schedule 1.02(a)(iv) as well as the patent applications and patents identified in Schedule 1.02(a)(iv) and any application claiming the benefit of priority from such patent applications and patents (including all reissues, divisions, continuations and extensions thereof) (collectively, the “Transferred Intellectual Property”);

(v)           all trade secrets, inventions (whether patentable or unpatentable and whether or not reduced to practice), proprietary data, know-how, formulae, processes, procedures, research records, records of inventions, test information, manufacturing and production processes and techniques, technical data, designs, drawings, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, market surveys and marketing know-how that are used or held for use primarily by Seller in the operation or conduct of the Business and the source code, the object code and the documentation for software that is primarily used in the operation of Seller’s telepathology, virtual microscopy and/or automated imaging instruments (including, but not limited to, Seller’s ACIS® systems) or any similar products or derivations thereof (the “Transferred Software”), including those items listed on Schedule 1.02(a)(v)) (collectively, the “Transferred Technology”);

(vi)          all permits, licenses, franchises, approvals or authorizations from any Governmental Entity (as defined in Section 3.03) (“Permits”) owned by Seller that are used or held for use primarily in the operation or conduct of the Business, to the extent transferable, including those listed on Schedule 1.02(a)(vi) (the “Transferred Permits”);

(vii)         all written contracts, leases, subleases, licenses, agreements, commitments and all other undertakings of any kind, whether written or oral, to which a Seller Party is a party or by which a Seller Party is bound (i) that are listed in Schedule 1.02(a)(vii), (ii) that relate primarily to the Business and which are entered into after the date hereof and prior to the Closing Date in compliance with this Agreement,  (iii) that are listed in Schedule 3.08 or that are used or held for use primarily in, or that arise primarily out of, the operation or conduct of the Business and that are not required to be disclosed on Schedule 3.08, or (iv) that are entered into (including agreements governing inventions, computer software rights and works-made-for-hire) with personnel, including Transferred Employees and employees, agents, consultants and contractors who have contributed to or participated in the conception and development of the Transferred Intellectual Property or Transferred Technology (“Personnel”) relating to the ownership of intellectual property to the extent such intellectual property constitutes a Transferred Asset, and any confidentiality and non-disclosure agreements with such Personnel or Transferred Employees to the extent relating to the Business (collectively, the “Transferred Contracts”);

(viii)        all rights, claims, credits, rights of set-off and causes of action to the extent relating to any  Transferred Asset, any Assumed Liability (as defined below) or the Business (collectively, “Claims”), other than (i) except to the extent contemplated by Section (x) below, any such items arising under insurance policies, (ii) Claims described on Schedule 1.02(b)(iv) and (iii) all rights to assert claims, demands, actions, suits and causes of action, whether class, individual or otherwise in nature, in law or in equity, including any claim, demand, action, suit or cause of action for damages, injunctive relief, declaratory relief or other relief, under the antitrust laws of any foreign country or the United States or any State thereof, unfair competition, unfair practices, price discrimination, unitary pricing, consumer protection, fraud prevention or trade practice laws (in any such case, domestic or foreign) that Seller, in any capacity, ever had, now has or may or shall have in the future, whether known or unknown, relating in any way to the Seller’s purchase or procurement of any good, service or product with respect to the Business, in either case, at any time up until the Effective Date, along with any and all recoveries by settlement, judgment or otherwise in connection with any such Claims;

(ix)           (A) all books of account, Tax Returns and Tax records relating exclusively to the Business or CLRT, (B) all general, financial, accounting and personnel records relating exclusively to the Business, and (C) all files, invoices, customers’ and suppliers’ lists, other distribution lists, billing records, sales and promotional literature, manuals and customer and supplier correspondence owned by Seller that are used or held for use primarily in, or that arise primarily out of, the operation or conduct of the Business, except to the extent relating to the Excluded Assets or the Retained Liabilities (as defined in Section 1.04(b));

(x)            all insurance proceeds (except to the extent relating to Excluded Assets or Retained Liabilities), net of any retrospective premiums, deductibles, retention or similar amounts (in each case except to the extent relating to Excluded Assets or Retained Liabilities), arising out of or related to damage, destruction or loss of any property or asset of or used primarily in connection with the Business to the extent of any damage or destruction that remains unrepaired, or to the extent any property or asset remains unreplaced on the Closing Date;

(xi)           all bids from suppliers of the Business or open purchase orders of the Business to the extent attributable to the Business;

(xii)          the escrow account(s) of each Seller Party established in connection with the Med One Agreement (the “Med One Escrow Accounts”) and Seller’s server dedicated exclusively to servicing obligations to Med One (the “Med One Server”); and

(xiii)         all accounts receivable arising primarily from the operation of the Business from and after the Effective Date.

(b)           The term “Excluded Assets” means:

(i)            all assets identified in Schedule 1.02(b)(i);

(ii)           all accounts receivable of the Seller Parties arising out of the operation or conduct of the Business prior to the Effective Date;

(iii)          all cash and cash equivalents of Seller Parties (other than the Med One Escrow Accounts);

(iv)          all rights, claims, credits, rights of set-off and causes of action of Seller set forth on Schedule 1.02(b)(iv) and/or relating to any Excluded Asset or any Retained Liability, including (A) any such items arising under insurance policies (except as provided in Section 1.02(a)(x)) and (B) all rights, claims, credits, rights of set-off and causes of action to the extent relating to any Excluded Asset or any Retained Liability that Seller, in any capacity, ever had, now has or may or shall have in the future, whether known or unknown, relating in any way to Seller’s purchase or procurement of any good, service or product for, or on behalf of, the Business, in either case, at any time up until the Closing and to the extent relating to any Excluded Asset or Retained Liability; along with any and all recoveries by settlement, judgment or otherwise in connection with any such Claims;

(v)           any shares of capital stock of any affiliate of Seller (other than CLRT);

(vi)          any assets relating to any employee benefit plan in which any employees of Seller or any of its affiliates participate;

(vii)         any refunds or credits, claims for refunds or credits or rights to receive refunds or credits from any Taxing Authority (as defined in Section 3.10(a)) with respect to Taxes paid or to be paid by either Seller Party or any of their affiliates relating to periods or portions thereof ending on or prior to the Closing Date;

(viii)        unless specifically included in Section 1.02(a), any taxpayer and other identification numbers, Tax Returns, Tax information, records (including accounting records) related to Taxes (as defined in Section 3.10(a)) paid or payable by either Seller Party or any of their affiliates (including copies of such information and records relating to Taxes assumed by Purchaser) and all financial and Tax records relating to the Business that form part of such Seller Party’s or any of its affiliates’ general ledger;

(ix)           all records prepared in connection with the sale of the Business, including bids received from third persons and analyses relating to the Business;

(x)            all rights of Seller under this Agreement and any other agreements, certificates and instruments relating to the sale of the Business (or any portion thereof) or otherwise delivered in connection with this Agreement;

(xi)           the name and mark “Clarient” (in any style or design) and the other names and marks (in any style or design) identified on Schedule 1.02(b)(xi), and any name or mark derived from or including any of the foregoing;

(xii)                          all information technology network infrastructure (including servers, mass storage devices, routers, switches, hubs, ports, access nodes, Storage Array Networks, firewalls, phone systems, voicemail systems and the software for the management of any of the foregoing), except that the Med One Server shall be included in the Transferred Assets;

(xiii)         all corporate-level assets (e.g., assets used by management and corporate level employees that primarily relate to corporate-level services and/or are used both in connection with the Business and the Company’s other business(es));

(xiv)        except to the extent contemplated by the Sublease, all rights of Seller in and to real property and real property leases, including Seller’s facility located at 31 Columbia, Aliso Viejo, California; and

(xv)         all assets primarily used in connection with Seller’s and its affiliates’ diagnostic laboratory services business and any other assets of Seller that are not identified as Transferred Assets.

SECTION 1.03.      Consents to Certain Assignments.

(a)           Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset or any claim or right or any benefit arising under or resulting from such asset if an attempted assignment thereof, without the consent of a third party (a “Third Party Consent”), would constitute a breach, default, violation or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset, claim or right, or would in any way adversely affect the rights of Seller or, upon transfer, Purchaser under such asset, claim or right.  If any transfer or assignment by Seller to Purchaser, or any assumption by Purchaser of, any interest in, or liability, obligation or commitment under, any asset, claim or right requires a Third Party Consent, then such transfer or assignment or assumption shall be made subject to such Third Party Consent being obtained.

(b)           If any such consent is not obtained prior to the Closing, the Closing shall nonetheless take place on the terms set forth herein and, thereafter, Purchaser and Seller shall use their respective commercially reasonable efforts to secure all consents listed on Schedule 3.03 that have not been obtained prior to Closing as promptly as practicable after the Closing (it being understood that nothing in this Section 1.03(b) shall require Purchaser to waive the conditions to Closing set forth in Sections 7.01(c) and (d).  Subject to obtaining such consents, Seller and Purchaser shall endeavor to secure lawful and commercially reasonable arrangements under which (i) Purchaser shall obtain (without infringing upon the legal rights of such third party or violating any Applicable Law) the economic claims, rights and benefits (net of the amount of any related Tax costs imposed on Seller or any of its affiliates) under the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement, and (ii) Purchaser shall assume any related economic burden (including the amount of any related Tax costs imposed on, Seller or any of its affiliates) with respect to the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement.

SECTION 1.04.      Assumption of Liabilities.

(a)           Upon the terms and subject to the conditions of this Agreement, Purchaser hereby assumes, effective as of the Effective Date, and agrees to pay, perform and discharge when due, and indemnify, defend and hold harmless from and after the Effective Date, Seller and each of its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives from and against any and all obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of the following (collectively, the “Assumed Liabilities”):

(i)            all obligations, liabilities and commitments of Seller arising from and after the Effective Date under (A) the Transferred Contracts (including, for the avoidance of doubt, obligations in respect of deferred revenue incurred prior to the Effective Date required to be performed after the Effective Date) and (B) the Transferred Permits;

(ii)           all accounts payable and other obligations arising from the operation of the Business from and after the Effective Date (except that, without limiting or affecting the provisions of Section 2.04, Assumed Liabilities in respect of Taxes shall consist of all obligations in respect of Taxes arising from the operation of the Business from and after the Closing);

(iii)          all obligations with respect to service and maintenance of products manufactured or sold by Seller prior to the Effective Date arising in the ordinary course of business;

(iv)          all obligations and liabilities related to the employment of the Business Employees (by Seller or Purchaser) after the Effective Date and all obligations and liabilities assumed by Purchaser pursuant to Article VI hereof (and only to the extent provided in Article VI hereof); and

(v)           all obligations and liabilities with respect to the matters described in Schedule 1.04(a)(v).

(b)           Purchaser shall not assume or otherwise be responsible for any liabilities of Seller other than the Assumed Liabilities (all such liabilities other than the Assumed Liabilities, collectively the “Retained Liabilities”), including but not limited to:

(i)            except as otherwise provided herein (and without limiting or affecting the provisions of Section 2.4), all Taxes now or hereafter owed by the Seller Parties and their affiliates, or attributable to the ownership, operation or use of the Transferred Assets or the Business, relating to any taxable periods ending prior to the Closing and the portion ending prior to the Closing of any taxable period that includes (but does not end at) the Closing;

(ii)           all obligations, liabilities and commitments of the Seller Parties to the extent relating to or arising out of Excluded Assets;

(iii)          all accounts payable and other liabilities of the Seller Parties arising out of the operation or conduct of the Business and the Transferred Assets prior to the Effective Date that are not Assumed Liabilities;

(iv)          all liabilities of the Seller Parties for borrowed money;

(v)           all obligations and liabilities related to the employment of the Business Employees by the Seller Parties prior to the Effective Date;

(vi)          except for the Assumed Liabilities relating to service and maintenance described in Section 1.04(a)(iii), all liabilities, obligations and claims for product liability in respect of any and all products manufactured or sold in the Business by the Seller Parties prior to the Effective Date;

(vii)         any contracts that are not Transferred Contracts; and

(viii)        except as set forth on Schedule 1.04(a)(v), all obligations, liabilities and commitments of the Seller Parties in respect of actions, claims, arbitrations, audits, hearings, investigations, litigation, proceedings or suits (whether civil, criminal, administrative or investigative), pending or threatened (“Proceedings”), including claims whether or not presently asserted, to the extent arising out of the operation or conduct of the Business, prior to the Effective Date, the Excluded Assets, or any other Retained Liability.

ARTICLE II

Closing and Purchase Price

SECTION 2.01.      Closing.

The closing of the Acquisition (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 633 West Fifth Street, Suite 4000, Los Angeles, California, 90071, on March 8, 2007 or at such other place, time and date as may be agreed by Seller, on the one hand, and Purchaser, on the other hand.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 2.02.      Transactions To Be Effected at the Closing. At the Closing:

(a)           Seller shall deliver or cause to be delivered to Purchaser (i) such appropriately executed deeds, bills of sale, assignments and other instruments of transfer relating to the Transferred Assets (other than the Transferred Intellectual Property), including the Bill of Sale attached hereto as

Exhibit 2.02(a), (ii) duly executed assignments of the trademark registrations and applications included in the Transferred Intellectual Property, in a form reasonably acceptable to Purchaser, (iii) duly executed assignments of the patent applications and patents included in the Transferred Intellectual Property, in a form reasonably acceptable to Purchaser and general assignments of all other Transferred Intellectual Property (it being understood that such deeds, bills of sale, assignments and other instruments of transfer shall not require Seller to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement), (iii) each duly executed Ancillary Agreement, and (iv) the duly executed certificate contemplated by Section 7.02(e) ; and

(b)           Purchaser shall deliver to Seller (i) payment, by wire transfer of immediately available funds to one or more accounts designated in writing by Seller (such designation to be made at least one business day prior to the Closing Date), in an amount equal to the Closing Consideration (as adjusted pursuant to Section 2.04), and (ii) appropriately executed counterparts to such deeds, bills of sale, assignments and other instruments of transfer, and appropriately executed assumption agreements and other instruments of assumption providing for the assumption of the Assumed Liabilities in the form attached hereto as Exhibit 2.02(b), (iii) duly executed counterparts to each Ancillary Agreement, and (iv) the duly executed certificate contemplated by Section 7.03(f).

SECTION 2.03.      Holdback Amount.

Purchaser and Parent jointly and severally agree to pay (or to the extent applicable retain) all or a portion of the Holdback Amount as provided in Schedule 2.03 and to comply with the provisions set forth in Schedule 2.03.  Any payments of all or a portion of the Holdback Amount shall be made by wire transfer of immediately available funds to one or more accounts designated in writing by Seller.

SECTION 2.04.      Adjustment to Closing Consideration.

(a)           Following the Closing, the Closing Consideration paid at Closing shall be adjusted as set forth in this Section 2.04.  The Closing Consideration shall be (i) decreased by (A) the amount of any cash receipts of the Business received after the Effective Date and prior to the Closing with respect to accounts receivable arising after the Effective Date and prior to the Closing (other than, for the avoidance of doubt, payments under this Agreement) and (B) by the amount of any Tax credits or Tax refunds to Seller generated by the operation of the Business during such period (other than Tax credits or Tax refunds arising from the consummation of the transactions contemplated by this Agreement) without regard to the existence of any Tax liabilities that may be offset by such Tax Credits or Tax refunds and (ii) increased by (A) the amount of any cash expenses of the Business paid by the Company following the Effective Date and prior to the Closing (including overhead allocable to the Business) with respect to accounts payable or liabilities incurred following the Effective Date and prior to Closing and (B) the amount of any Tax obligations of Seller generated by the operation of the Business during such period (other than Tax obligations arising from the consummation of the transactions contemplated by this Agreement) without regard to the availability of any Tax attributes that may offset such Tax obligations.  The net adjustment to the Closing Consideration contemplated by this Section 2.04(a) is referred to as the “Adjustment  Amount” (which shall be a positive number if the Closing Consideration is to be increased or a negative number if the Closing Consideration is to be decreased).   Within five business days following the Closing, Seller shall deliver to Purchaser an estimate of the Adjustment Amount (the “Estimated Adjustment Amount”).  If the Estimated Adjustment Amount is a positive number, then Purchaser shall pay Seller an amount equal to the Estimated Adjustment Amount.  If the Estimated Adjustment Amount is a negative number, then Seller shall pay Purchaser an amount equal to the absolute value of the Estimated Adjustment Amount.  All such payments shall be made by wire transfer of immediately available funds to an account designated by the payee and shall be made no later than five Business Days following Purchaser’s receipt of Seller’s calculation of the Estimated Adjustment Amount.

(b)           No later than 90 calendar days following the Closing Date, Seller shall prepare and deliver to the Purchaser a calculation of the final Adjustment Amount together with reasonably detailed schedules with respect to such calculation (the “Adjustment Statement”).  If the Purchaser shall disagree with Seller’s calculation of the Adjustment Amount, it shall notify Seller of such disagreement in writing specifying in detail the particulars of such disagreement within 15 business days after the Purchaser’s receipt of the Adjustment Statement.  Purchaser and Seller shall use their reasonable efforts for a period of 30 calendar days after the Purchaser’s delivery of such notice (or such longer period as Purchaser and Seller shall mutually agree upon) to resolve any disagreements raised by Purchaser with respect to the calculation of the Adjustment Amount.  If, at the end of such period, Purchaser and Seller are unable to resolve such disagreements, Purchaser and Seller shall jointly select an independent auditor of recognized national standing to resolve any remaining disagreements; provided that Ernst & Young LLP will be the independent auditor if Purchaser and Seller cannot agree on the selection of such independent auditor.  The determination by such independent auditor shall be final, binding and conclusive on the parties.  Purchaser and Seller shall use their reasonable efforts to cause the independent auditor to make its determination within 30 calendar days of accepting its selection.  The fees and expenses of such independent auditor shall be borne by Purchaser and Seller in proportion to the aggregate amount of all disputed items as to which such party’s claim was unsuccessful (i.e., if there are $100,000 of disputed items and the independent auditor determines that Seller’s claim prevails with respect to $25,000 of such disputed items and Purchaser’s claim prevails with respect to $75,000 of such disputed items, then Seller would be obligated to pay 75% of the fees and expenses and Purchaser would be obligated to pay 25% of the fees and expenses).

(c)           If the final Adjustment Amount exceeds the Estimated Adjustment Amount, then Purchaser shall pay Seller the amount of such excess.  If the final Adjustment Amount is less than the Estimated Adjustment Amount, then Seller shall pay Purchaser the amount of such difference.  All such payments shall be made by wire transfer of immediately available funds to an account designated by the payee and shall be made no later than five Business Days following the date that the final Adjustment Amount is determined pursuant to Section 2.04(b) (e.g. within five Business Days of the date that is the earlier to occur of (i) the date that Purchaser and Seller agree upon the Adjustment Amount, (ii) fifteen Business Days following Purchaser’s receipt of the Adjustment Statement if Purchaser does not object to Seller’s calculation of the Adjustment Amount or (iii) the date that the Adjustment Amount is determined by an independent auditor pursuant to Section 2.04(b)).

ARTICLE III

Representations and Warranties of Seller

Seller hereby represents and warrants to Purchaser as follows, except as otherwise set forth on the Disclosure Schedule delivered by Seller to Purchaser concurrently herewith and identified as the “Disclosure Schedule.”

SECTION 3.01.      Organization and Standing.  Each Seller Party is validly existing and in good standing under the laws of the State of Delaware.  Seller has the corporate power and authority to enable it to own, lease or otherwise hold the Transferred Assets owned, leased or otherwise held by it and to conduct the Business as presently conducted by it.  CLRT has the limited liability company power and authority to enable it to own, lease or otherwise hold the assets owned, leased or otherwise held by it and to conduct its business as presently conducted by it.  Each Seller Party is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the Transferred Assets held by it or the nature of the Business makes such qualification necessary for it to conduct the Business as currently conducted by it, except such jurisdictions where the failure to be so qualified would not reasonably be expected to have a Business Material Adverse Effect.

SECTION 3.02.      Authority; Execution and Delivery, Enforceability. Seller has full corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements, as applicable.  Seller has taken all corporate action required by its Certificate of Incorporation and By-laws, to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to authorize the consummation of the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements.  Seller has duly executed and delivered this Agreement and as of the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 3.03.      No Conflicts or Violations; No Consents or Approvals Required. The execution and delivery of this Agreement by Seller do not, the execution and delivery by Seller of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements will not conflict with, or result in any breach of or constitute a default under, or result in the creation of any Lien upon any of the Transferred Assets under any provision of (i) Seller’s Certificate of Incorporation or By-laws or CLRT’s Certificate of Formation or Amended and Restated Limited Liability Company Agreement dated September 15, 2006, (ii) except as set forth in Schedule 3.03, any Transferred Contract to which either Seller Party is a party or by which any of the Transferred Assets is bound, or (iii) any judgment, order or decree (“Judgment”) or any federal, state, local, municipal, foreign, international, multinational or other administrative statute, law, ordinance, interpretation, principle of common law, judicial decision, treaty, rule or regulation applicable to either Seller Party in respect of the Business or any of the Transferred Assets (“Applicable Law”), other than, in the case of clauses (ii) and (iii) above any such items that would not reasonably be expected to have a Business Material Adverse Effect.  Except as set forth in Schedule 3.03, no consent, approval or authorization (“Consent”) of, or registration, declaration or filing with, any Federal, state, local or foreign court of competent jurisdiction, tribunal, judicial body, government, governmental agency, authority, instrumentality or regulatory body (a “Governmental Entity”) is required to be obtained or made by or with respect to either Seller Party in connection with the execution, delivery and performance of this Agreement, the Ancillary Agreements or the consummation of the Acquisition, other than (A) those that may be required solely by reason of Purchaser’s (as opposed to any other third party’s) participation in the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements and (B) those the failure of which to obtain or make would not reasonably be expected to have a Business Material Adverse Effect.

SECTION 3.04.      Financial Statements.

(a)           The financial statements of Seller included in the quarterly and annual reports filed by Seller under the Securities Exchange Act of 1934, as amended, since January 1, 2003 and Seller’s financial statements as of and for the period ended December 31, 2006 attached as Schedule 3.04(a) are incorporated herein by reference and have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, are complete and correct and fairly present in all material respects the financial position of the Seller and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(b)           The unaudited pro-forma financial statements attached as Schedule 3.04(b) fairly present in all material respects (except as described on Schedule 3.04) the financial position of the Business of the Business (including CLRT) as of the date(s) thereof (in the case of balance sheets) and the results of operations for the periods then ended (in the case of income statements).

SECTION 3.05.      Assets Other than Real Property Interests.

(a)           At the Closing, (i) Seller will transfer to Purchaser good and valid title to or a valid leasehold interest in all Transferred Assets, in each case free and clear of all mortgages, liens, charges, claims, pledges, easements, restrictive covenants, encroachments, options, encumbrances or similar restrictions of any kind (collectively, “Liens”) and (ii) the assets of CLRT shall be free and clear of all Liens, except, in each case: (A) such Liens as are set forth in Schedule 3.05, (B) mechanics’, carrier’s, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, and (C) Liens for Taxes and other governmental charges that are not due and payable, or that are not delinquent, or that are being contested in good faith and for which adequate reserves have been established, and (D) other imperfections of title or encumbrances that do not materially impair the continued use and operation of the assets to which they relate in the conduct of the Business as presently conducted (the Liens described in clauses (A) through (D) above are referred to collectively as “Permitted Liens”).

(b)           Neither Seller nor CLRT owns any real property relating to or used by the Business.  Schedule 3.05(b) includes a true and complete list of all leases (together with any amendments thereof) pursuant to which the Parties lease, sublease or otherwise occupy (whether as landlords, tenants, subtenants or other occupancy arrangement) any real property relating to or used by the Business (the “Leased Real Property”).  Each lease, sublease, agreement or arrangement relating to the Leased Real Property is in full force and effect, no extant notice of default has been given by either party thereto, and, to Seller’s Knowledge, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default thereunder.  The Transferred Assets do not include any real property.  Notwithstanding the foregoing, the Sublease to be entered into by the parties hereto is intended to govern the use of the Leased Real Property by Purchaser pursuant to the terms and conditions set forth therein.

(c)           This Section 3.05 does not relate to the Transferred Intellectual Property, such items being the subject of Section 3.07.

SECTION 3.06.      Sufficiency of Transferred Assets.  Except as set forth in Schedule 3.06 or as contemplated by the Transition Services Agreement, the License Agreement and the Sublease, and assuming that Purchaser has the ability to provide to the Business all corporate-level services of the type currently provided to the Business by Seller or its affiliates (other than those provided for in the Transition Services Agreement), the Transferred Assets constitute, and on the Closing Date will constitute, all of the material assets that are sufficient to permit Purchaser to conduct the Business from and after the Closing in substantially the same manner as heretofore conducted by the Seller Parties.  All material tangible properties and assets included in the Transferred Assets (other than obsolete inventory and instrument systems (including returned equipment and inventory)) are in good operating condition (normal wear and tear excepted), and normal maintenance and repair has not been deferred.

SECTION 3.07.      Intellectual Property.

(a)           Schedule 1.02(a)(iv) sets forth a list of the registered Transferred Intellectual Property.  With respect to the patent, trademark and copyright registrations and applications included in the Transferred Intellectual Property, Schedule 1.02(a)(iv) sets forth a list that identifies the jurisdictions where such Transferred Intellectual Property is registered or where applications have been filed, and all registration and application numbers.  As of the Closing Date, all Transferred Intellectual Property shall be in good standing with all fees and filings due as of the Closing Date having been duly paid.

(b)           Except as set forth in Schedule 3.07, Seller Parties have not granted any license or right of any kind relating to any Transferred Technology or Transferred Intellectual Property, except nonexclusive licenses to end-users in the ordinary course of business.  Neither Seller Party is bound by or a party to any option, license or similar Contract with any other person for the use of Transferred Intellectual Property or Transferred Technology, except (i) as set forth in Schedule 3.07, (ii) for nonexclusive licenses to end-users of machinery and equipment in the ordinary course of business and (iii) for so-called “shrink-wrap” and other non-customized license agreements relating to computer software licensed to Seller Parties in the ordinary course of business.  Except as set forth in Schedule 3.07, Seller or CLRT, as applicable, has all rights necessary to assign such Seller Party’s rights in the Transferred Intellectual Property and Transferred Technology.

(c)           At Closing, Purchaser will acquire (or CLRT will hold, as the case may be) good and valid title to all of the Transferred Intellectual Property and Transferred Technology free and clear of all Liens.  Except as contemplated by the License Agreement, no right, title or interest in or to any of the Transferred Intellectual Property and Transferred Technology shall be retained by Seller on or after the Closing Date.

(d)           Except as set forth in Schedule 3.07 and as contemplated by the License Agreement, no license, royalty or other fees of any kind in respect of any Transferred Intellectual Property or Transferred Technology to third parties are required for the use by Seller Parties of the Transferred Intellectual Property or Transferred Technology in the conduct of the Business as currently conducted in the jurisdictions where the Transferred Intellectual Property is currently used and will not be required immediately following the Closing as a result of the consummation of the transactions contemplated hereby.

(e)           To the knowledge of Seller, the Transferred Intellectual Property and Transferred Technology as used in the Business do not in any material respect infringe upon, misappropriate, or violate any contractual or patent, copyright, trademark, service mark, trade secret or other intellectual property or proprietary right of any third party.  Except as set forth in Schedule 3.07, no claims are pending or, to the knowledge of Seller Parties, threatened, as of the date of this Agreement against Seller Parties by any person claiming infringement or misappropriation by use of the Transferred Intellectual Property or Transferred Technology as presently used.  As of the date of this Agreement, Seller has not received notice of any claims challenging the validity, effectiveness or ownership by Seller Parties of any of the Transferred Intellectual Property.

(f)            Neither Seller nor CLRT has agreed to indemnify any third party for or against any interference, infringement, misappropriation or other conflict with respect to any item of the Transferred Intellectual Property or Transferred Technology.

(g)           All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Transferred Intellectual Property or Transferred Technology have executed confidentiality agreements and either (i) have been a party to an enforceable “work-for-hire” arrangement or agreements with Seller or CLRT, as applicable, in accordance with applicable law that has accorded Seller or CLRT, as applicable, full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of Seller or CLRT, as applicable, as assignee that have conveyed to Seller or CLRT, as applicable, effective and exclusive ownership of all tangible and intangible property thereby arising.

(h)           To the knowledge of the Seller, the Transferred Software has been maintained in strict confidence and have been disclosed by Seller Parties only to those of its employees or consultants who have a “need to know” the contents thereof in connection with the performance of their duties to Seller Parties and who have executed confidentiality agreements with Seller Parties.

(i)            It is Seller Parties’ practice to routinely scan the Transferred Software with the virus scan software described on Schedule 3.07.  Based on such scans, the Transferred Software contains no “viruses.”  For the purposes of this Agreement, “virus” shall mean any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware.  To the knowledge of Seller, none of the Transferred Software contains any worm, bomb, backdoor, clock, timer, or other disabling device code, design or routine which causes the software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any party.  The Transferred Software has not manifested any significant operating problems, other than any such problems as have been corrected or are correctable in the ordinary course of business.

(j)            The Transferred Software is not, in whole or in part, governed by a Public License and do not otherwise incorporate open source software.  A “Public License” is any license that requires, as a condition of use, modification and/or distribution of software subject to the Public License, that such software and/or other software combined and/or distributed with such software be (x) disclosed or distributed in source code form; (y) licensed for the purpose of making derivative works; or (z) redistributable at no charge.

(k)           To the knowledge of Seller, Seller Parties have not taken any action that could cause, or failed to take any action, the failure of which could cause, (x) the Transferred Software or any other Transferred Technology to be made available to any person or otherwise placed in the public domain or (y) any other material adverse affect to the protection of the Transferred Software or Transferred Technology under trade secret, copyright or other intellectual property laws.

SECTION 3.08.      Contracts.

(a)           Schedule 3.08 sets forth all contracts, agreements, and other commitments, whether oral or written (each, a “Contract”) to which any Seller Party is a party or by which any Seller Party is bound as of the date hereof that is used and held for use primarily in or that arises primarily out of the operation or conduct of the Business (other than any such contracts, agreement or other commitments entered into after the date of this Agreement in the ordinary course of business and which will be disclosed to Purchaser prior to Closing) in the following categories:

(i)            an employee collective bargaining agreement or other Contract with any labor union;

(ii)           a Contract containing any covenant limiting the freedom of any Seller Party in respect of the Business or the operations of the Business to compete with any person in any geographic area if such Contract will be binding on Purchaser after Closing;

(iii)          a (A) continuing Contract for the future purchase of materials, supplies, equipment, raw materials, packaging or commodities (including purchase contracts and orders for inventory), (B) management, service, commission, consulting, representative, agency, franchise, development, distribution or other similar Contract, or (C) marketing or advertising Contract, in each case which has an aggregate future liability to any person in excess of $25,000 and is not terminable by a Seller Party by notice of not more than 30 days for a cost of less than $25,000;

(iv)          a Contract under which either Seller Party has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person or any other note, bond, debenture or other evidence of indebtedness of such Seller Party (other than in favor of such Seller Party) in any such case which, individually, is in excess of $25,000;

(v)           a Contract (including so-called take-or-pay or keep well agreements) under which (A) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of such Seller Party or (B) a Seller Party has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business), in any such case which, individually, is in excess of $25,000;

(vi)          a lease, sublease or similar Contract with any person under which a Seller Party is a lessor or sublessor of, or makes available for use to any person (A) any Leased Real Property or (B) any portion of any premises otherwise occupied by such Seller Party;

(vii)         a lease or similar Contract with any person under which a Seller Party is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person which lease or similar Contract has an aggregate future liability in excess of $25,000 and is not terminable by such Seller Party by notice of not more than 30 days for a cost of less than $25,000;

(viii)        a Contract relating to the disposition or acquisition of the assets of, or any interest in, any business enterprise which primarily relates to the Business other than in the ordinary course of business;

(ix)           a partnership, joint venture, teaming or other similar Contract primarily relating to the Business;

(x)            any other Contract that has an aggregate future liability to any person in excess of $25,000 and is not terminable by a Seller Party by notice of not more than 30 days for a cost of less than $25,000 (other than purchase orders and sales orders).

(b)           Except as set forth on Schedule 3.08(b), all Transferred Contracts which are listed on Schedule 3.08(a) (the “Business Contracts”) are valid, binding and in full force and effect and are enforceable by the applicable Seller Party in accordance with their terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles, except for such failures to be valid, binding, in full force and effect or enforceable that would not reasonably be expected to have a Business Material

Adverse Effect.  Unless otherwise specified on Schedule 3.08, each Seller Party has performed all material obligations required to be performed by it to date under the Business Contracts, and the Seller Parties are not in breach or default of any material obligation thereunder, and to the knowledge of Seller, no other party to any Business Contract, as of the date hereof, is in breach or default of any material obligation thereunder, and Seller does not have knowledge of any fact or circumstance which could reasonably be expected to constitute a breach or default or any material obligation thereunder.

SECTION 3.09.      Permits. Except as set forth in Schedule 3.09, (i) all Transferred Permits that are required by any Governmental Entity or other person to permit a Seller Party, its Representatives or affiliates to engage in or operate the Business as heretofore conducted are validly held by the applicable Seller Party, and each Seller Party has complied in all material respects with the terms and conditions thereof, (ii) as of the date of this Agreement, Seller has not received written notice of any Proceeding relating to the revocation or modification of any such Transferred Permits, and (iii) each Transferred Permit is, or will be as of the Closing Date, transferable by Seller to Purchaser, and none of such Transferred Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.  This Section 3.09 does not relate to environmental matters, such items being the subject of Section 3.14(b).

SECTION 3.10.      Taxes.

(a)           For purposes of this Agreement:

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Tax” or “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, or (B) any liability for amounts referred to in (A) as a result of any obligations to indemnify another person or as a transferee or successor.

“Taxing Authority” shall mean any Federal, territorial, state, local or foreign government, any subdivision, agency, commission or authority thereof or any quasi-governmental body exercising tax regulatory authority.

“Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any amendment made with respect thereto.

“Transfer Taxes” shall mean all sales (including bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar Taxes and fees (including any penalties and interest) arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement.

“Treasury Regulations” shall mean the United States Treasury Regulations promulgated under the Code.

(b)           (i)            To the extent that Purchaser would have liability as a successor to Seller Parties or transferee of the Transferred Assets, all material Tax Returns of Seller Parties relating to the Transferred Assets required by law to be filed as of the date hereof have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are true, complete and correct in all material respects to the extent they relate to the Transferred Assets.

(ii)           To the extent that Purchaser would have liability as a successor to Seller Parties or transferee of the Transferred Assets and except as otherwise provided herein, Seller Parties have fully and timely paid all Taxes of Seller Parties required to be paid relating to the Transferred Assets (whether or not shown on any Tax Return) or have established an adequate reserve therefor in accordance with GAAP in Seller’s financial statements for the period ended December 31, 2006 referenced in Section 3.04(a), except for any liabilities with respect to Taxes that have been incurred in the ordinary course of business since the date of such financial statements.

(iii)          There are no Liens for Taxes upon the Transferred Assets or properties of CLRT, except for Permitted Liens.

(b)           As of the date hereof, no audit of any portion of any Tax Returns of Seller Parties relating to the Transferred Assets by a Taxing Authority is in process, or, to the Seller’s knowledge, threatened, and Seller has not been notified in writing that any such audit is pending.  There is no material dispute or claim with respect to, and no deficiencies have been asserted in writing, or to the knowledge of the Seller are expected to be assessed for, Taxes for which Purchaser would have liability as a successor to Seller Parties or transferee of the Transferred Assets.   No waiver or extension of any statute of limitations is in effect with respect to Taxes for which Purchaser would have liability as a successor to Seller Parties or transferee of the Transferred Assets.

(c)           No election has ever been made pursuant to Treasury Regulation section 301.7701-3 or any analogous provision of territorial, state, local or foreign law to treat CLRT as other than a partnership or disregarded entity for Tax purposes.  CLRT (including any predecessor thereof) has never been treated as an employer for purposes of, or otherwise subject to, federal , territorial, state, local or foreign employment taxes.  Neither CLRT nor any predecessor thereof has ever conducted any activities in any jurisdiction in which it would be subject to Taxes on income or gross receipts as a separate entity.

(d)           None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Code section 280G (determined without regard to Code sections 280G(b)(4) and 280(G)(b)(5)).

SECTION 3.11.      Proceedings.  Schedule 3.11 sets forth a list as of the date of this Agreement of each pending or, to the Seller’s knowledge, threatened Proceeding against either Seller Party or related to the Business that relates to the Business.  Except as set forth in Schedule 3.11, as of the date hereof, neither Seller Party is a party or subject to or in default under any unsatisfied Judgment applicable to the conduct of the Business.  This Section 3.11 does not relate to environmental matters or Transferred Intellectual Property matters, such items being the subject of Sections 3.13(b) and 3.07, respectively.

SECTION 3.12.      Employees; Seller Benefit Plans.

(a)           Schedule 3.12(a) sets forth for each Business Employee as of the date hereof (i) the name of each employee, (ii) the rates of compensation (including any commissions) paid to each such employee as of the date hereof, and (iii) the accrued but unpaid vacation of each Business Employee under Seller’s Vacation Policy (as defined below), as of the date hereof.  Except as set forth on Schedule 3.12(a), neither Seller Party has any employment, retention or severance Contract or any collective bargaining or other labor agreement relating to the Business Employees.  Seller Parties are in compliance in all material respects with all Applicable Laws respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours.  There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations which are existing, pending or, to the Seller Parties’ knowledge, threatened against or involving any Seller Party.

(b)           Schedule 3.12(b) includes a list of each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (a “Pension Plan”), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (a “Welfare Plan”) and each other plan, arrangement or policy relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to or required to be maintained or contributed to by Seller or any of its affiliates for the benefit of any Business Employees (all the foregoing being herein called the “Seller Benefit Plans”).  The Seller and/or its affiliates have delivered or made available to Purchaser copies of (i) each Seller Benefit Plan, (ii) the most recent summary plan description for each Seller Benefit Plan for which such a summary plan description is required and (iii) each trust agreement and insurance or group annuity Contract relating to any Seller Benefit Plan.  None of the Seller Benefit Plans is a multiemployer plan, as defined in Section 3(37) of ERISA or is otherwise a Pension Plan that is subject to the Title IV of ERISA.

SECTION 3.13.      Absence of Changes or Events; No Undisclosed Liability.  Except as set forth in Schedule 3.13, since December 31, 2006, (a) the Business has been operated in the ordinary course of business, consistent with past practices, and (b) there has not been any Business Material Adverse Effect.

SECTION 3.14.      Product Liability and Warranty.  As of the date of this Agreement, there are no existing or, to the knowledge of the Seller, threatened products liability, guaranty, warranty, failure to adequately warn or any other similar claims or Proceedings against any Seller Party for any product created, designed, developed, leased, licensed, marketed, sold, assembled or manufactured, in each case, by either Seller Party (the “Products”), except as disclosed in Schedule 3.14.  As of the date of this Agreement, to Seller’s Knowledge, except as set forth in Schedule 3.14, there are no pending remarketing or repurchase requests from Med One under the Med One Escrow Accounts.  As of the date of this Agreement, there are no statements, citations, correspondence or decisions by any Governmental Entity stating that any Product is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Entity.  There have been no notices of recall served on the Seller Parties by any such Governmental Entity with respect to any Product.  There is: (a) no fact relating to any Product that may, to the knowledge of Seller, impose upon the Seller Parties a duty to recall any Product or a duty to warn customers of a defect in any Product, (b) no overt or to the knowledge of Seller, no latent, material design, manufacturing or other defect in any Product, and (c) no pending, or to the knowledge of Seller, threatened, material liability for warranty or other material claims or returns with respect to any Product.  The Products assembled by Seller were assembled in all material respects in accordance with their respective documented standards or specifications and perform in all material respects as the Seller Parties have warranted to its customers.  Purchaser has been furnished with complete and correct copies of the standard terms and conditions of sale for each of the Products (containing applicable guaranty, warranty and indemnity provisions).  Except as required by Applicable Law or as set forth in Schedule 3.14, no Product manufactured, sold or delivered by a Seller Party is subject to guaranty, warranty or other indemnity, express or implied, beyond such applicable standard terms and conditions.

SECTION 3.15.      Compliance with Applicable Laws.  To the knowledge of Seller, the operation of the Business and the condition of the Transferred Assets have not violated or infringed in any material respect, and do not violate or infringe in any material respect, and are in material compliance with Applicable Law.  No Seller Party has received any written or oral communications from any Governmental Entity that alleges that the Business is not in compliance in any material respect with any Applicable Law.  This Section 3.15 does not relate to matters with respect to Taxes, which are the subject of Section 3.10, or to environmental matters, which are the subject of Section 3.16.

SECTION 3.16.      Environmental Matters.

(a)           Except as set forth in Schedule 3.16(a) hereto, to Seller’s knowledge, (i) neither Seller Party has ever generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below) other than in compliance with applicable Environmental Laws; (ii) no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used by any Seller Party, or has ever been located in the soil or groundwater at any such site in each case in violation of applicable Environmental Laws; (iii) no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by the Seller Parties for treatment, storage, or disposal at any other place in each case in violation of applicable Environmental Laws; (iv) neither Seller Party presently owns, operates, leases, or uses, nor has it previously owned, operated, leased, or used any site on which underground storage tanks are or were located; and (v) no lien has ever been imposed by any Governmental Entity on any property, facility, machinery, or equipment owned, operated, leased, or used by the Seller Party in connection with the presence of any Hazardous Material.

(b)           Except as set forth in Schedule 3.16(b) hereto, to Seller’s knowledge, (i) neither Seller Party has any liability under, nor, to Seller’s knowledge, has it ever violated, any Environmental Law (as defined below); (ii) to Seller’s knowledge, the Seller Parties, any property owned, operated, leased, or used by any of them, and any facilities and operations thereon, are presently in compliance with all applicable Environmental Laws; (iii) neither Seller Party has ever entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or, as of the date of this Agreement, received any written request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) neither Seller Party has any reason to believe that any of the items enumerated in clause (iii) of this subsection will be forthcoming.

(c)           Seller has made available to Purchaser copies of all material documents, records, and information available to Seller concerning any environmental or health and safety matter relevant to either Seller Party or the Business, whether generated by the Seller Parties or others, including without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any Governmental Entity.

(d)           For purposes of this Section 3.16, (i) “Hazardous Material” shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) “Hazardous Waste” shall mean and include any hazardous waste as defined or regulated under any Environmental Law; and (iii) “Environmental Law” shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted.

SECTION 3.17.       Ethical Practices.  Neither Seller Party, directly or indirectly, has offered or given anything of value to: (a) any official of a Governmental Entity, any political party or official thereof, or any candidate for political office; (b) any customer or member of any Governmental Entity, or (c) any other person, in each case (with respect to clauses (a), (b), and (c) above) while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of a Governmental Entity or candidate for political office for the purpose of the following: (i) influencing any action or decision of such person, in his or its official capacity, including a decision to fail to perform his or its official function; (ii) inducing such person to use his or its influence with any Governmental Entity to affect or influence any act or decision of such government or instrumentality to assist the Business or a Seller Party in obtaining or retaining business for, or with, or directing business to, any person; or (iii) where such payment or thing of value would constitute a bribe, kickback or illegal or improper payment or gift to assist the Business or a Seller Party in obtaining or retaining business for, or with, or directing business to, any person.  Each transaction is properly and accurately recorded on the books and records of such Seller Party in accordance with GAAP, and, to Seller’s knowledge, each document upon which entries in such Seller Party’s books and records are based is complete and accurate in all respects.  Seller maintains a system of internal accounting controls adequate to insure that such Seller Party maintains no off-the-books accounts and that such Seller Party’s assets are used only in accordance with such Seller Party’s management directives.

SECTION 3.18.      Insolvency.  No Seller Party is insolvent or unable to pay its debts as and when they fall due, no Seller Party is subject of any liquidation or insolvency proceedings, petitions, or resolutions, no order has been made or petition presented or resolution passed for the winding up of or, to the Seller’s knowledge, for an administrative order in respect of any Seller Party, and no distress, execution or other process has been levied on any of the assets of any Seller Party.  To the Seller’s knowledge, no administrator, administrative receiver or receiver and/or manager has been appointed by any person over the business or any asset of any Seller Party, and no voluntary arrangement compromise or scheme of arrangement has been approved or sanctioned in respect of the Seller Party.

SECTION 3.19.      Inventories.  Schedule 3.19(a) contains a list of completed instruments and parts acquired for the purpose of manufacturing, servicing and repairing instruments, in each case included in the Transferred Inventories, that are of a quality saleable and/or useable in the ordinary course of business.  The quality of such inventories meets the quality control standards of each Seller Party and any applicable Governmental Entity quality control standards. Schedule 3.19(b) contains a list of other the items included in Transferred Inventories that do not satisfy the foregoing quality standards.

SECTION 3.20.      Subsidiaries.  CLRT is a wholly owned subsidiary of Seller, and at the Closing Seller will transfer to Purchaser its interest in CLRT free and clear of all Liens.  There are no preemptive rights or arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, a membership interest in CLRT or by which CLRT is or may be bound to issue additional membership interests or other equity rights.

SECTION 3.21.      Third Party Rights.  Except as set forth on Schedule 3.21, there are no rights of first refusal or similar rights of any person relating to the purchase of the Business or the Transferred Assets.

SECTION 3.22.      Bank Accounts.  Schedule 3.22 lists the names and locations of the banks that is the escrow agent under the Med One Agreements.

SECTION 3.23.      Dako Matters.  Except as set forth on Schedule 3.23, to Seller’s knowledge, the ACIS III instrument complies in all material respects with all requirements applicable thereto under the Dako Agreement, including but not limited to product specifications, manufacturing and quality assurance standards and regulatory approval and compliance requirements.  Seller has secured for itself a supply of and/or has access to a supply of all parts and components necessary for the manufacture of ACIS III instruments contemplated by the binding three month portion of the forecast delivered to Seller by Dako under the Dako Agreement. Seller has spare parts on hand reasonably sufficient to meet Seller’s obligations under the Dako Agreement.

ARTICLE IV

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller as follows:

SECTION 4.01.      Organization and Standing.  Each of Purchaser and Parent is validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Acquisition (a “Purchaser Material Adverse Effect”).

SECTION 4.02.      Authority; Execution and Delivery; Enforceability.  Each of Purchaser and Parent has full corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby.  Each of Purchaser and Parent has taken all corporate action required by its organizational documents to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to authorize the consummation of the Acquisition and the other transactions contemplated hereby and thereby.  Each of Purchaser and Parent has duly executed and delivered this Agreement and as of the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against each of Purchaser and Parent in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 4.03.      No Conflicts or Violations; No Consents or Approvals Required.  The execution and delivery by Purchaser and Parent of this Agreement do not, the execution and delivery by each of Purchaser and Parent of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby will not conflict with, or result in any breach of or constitute a default under, or result in the creation of any

Lien upon any of the properties or assets of Purchaser or Parent or any of their subsidiaries under, any provision of (i) the organizational documents of Purchaser or any of its subsidiaries, (ii) any Contract to which Purchaser or Parent or any of their subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Applicable Law applicable to Purchaser or Parent or any of their subsidiaries or their respective properties or assets, other than, in the case of clauses (i), (ii) and (iii) above, any such items that would not reasonably be expected to have a Purchaser Material Adverse Effect.  No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser or Parent or any of their subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition other than (A)  those that may be required solely by reason of Seller, (as opposed to any third party’s) participation in the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements and (B) those the failure of which to obtain or make would not reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 4.04.      Proceedings.  There are not any (a) outstanding Judgments against Purchaser or Parent or any of their subsidiaries, (b) Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or Parent or any of their subsidiaries or (c) investigations by any Governmental Entity that are pending or threatened against Purchaser or any of its subsidiaries that, in any such case, would reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 4.05.      Availability of Funds; Solvency.

(a)           Purchaser has cash available which, together with existing committed borrowing facilities, will be sufficient to enable it to consummate the Acquisition and the other transactions contemplated by this Agreement.

(b)           As of the Closing and immediately after consummating the Acquisition and the other transactions contemplated by this Agreement, Purchaser will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business, including the Business, or (iii) have incurred or plan to incur debts beyond its ability to repay such debts as they become absolute and matured.

ARTICLE V

Covenants

SECTION 5.01.  Covenants Relating to Conduct of Business.

(a)           Except for matters (x) set forth in Schedule 5.01, (y) expressly agreed to by Purchaser or (z) otherwise contemplated by the terms of this Agreement, from the date of this Agreement to the Closing Date, Seller shall conduct the Business in the ordinary course in a manner consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve the material business relationships of the Business with customers, suppliers, distributors and others with whom the Business deals in the ordinary course of business.  In addition, except as set forth in Schedule 5.01 or otherwise contemplated by the terms of this Agreement, Seller shall not do any of the following in connection with the Business without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned):

(i)            grant to any Business Employee any increase in compensation or benefits outside the ordinary course of business, except as may be required under existing agreements, or grant any new or modified severance or termination agreement or arrangement or increase or accelerate any benefits payable under the severance or termination pay policies in effect on the date of this Agreement;

(ii)           create, incur or assume any liabilities, obligations or indebtedness for borrowed money related to the Business or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business consistent with past practice;

(iii)          subject any of the Transferred Assets to any Lien of any nature whatsoever other than Permitted Liens;

(iv)          waive any claims or rights of value that relate to the Business or to any Transferred Asset or settle any claims or lawsuits if such settlement imposes a continuing non-monetary obligation on the Business or any of the Transferred Assets;

(v)           make any change in any method of accounting or accounting practice or policy that is applicable to the Business other than those required or permitted by GAAP or by Applicable Law;

(vi)          acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than the Seller Parties Transferred Inventory) that are material to the Business, if a substantial portion of the assets acquired would constitute Transferred Assets;

(vii)         sell, lease, license or otherwise dispose of any asset that would constitute a Transferred Asset if owned, leased, licensed, held or used by Seller or the Business on the Closing Date, except Seller Parties Transferred Inventory, obsolete or excess equipment, in each case sold or disposed of in the ordinary course of business;

(viii)        enter into, renew, modify, supplement, amend or terminate any lease of real property that relates to the Business;

(ix)           amend, modify or supplement in any material respect or voluntarily terminate any material Contract relating to the Business, or enter into or propose to enter into any new material Contract relating to the Business, in each case outside the ordinary course of business; or

(x)            agree, whether in writing or otherwise, to do any of the foregoing.

(b)               Seller shall keep, or cause to be kept, all insurance policies currently maintained with respect to the Transferred Assets (the “Seller Insurance Policies”), or suitable replacements therefor, in full force and effect through the close of business on the Closing Date; it being understood that any and all Seller Insurance Policies are owned and maintained by Seller and its affiliates (and not the Business).  Except as set forth in Section 1.02(a)(x), Purchaser will not have any rights under the Seller Insurance Policies from and after the Closing Date.

(c)               In connection with the continuing operation of the Business from the date of this Agreement until the Closing Date, Seller shall advise Purchaser in writing promptly upon becoming aware of the occurrence of any matters or events where the anticipated effect, individually or in the aggregate, may reasonably be expected to cause a failure of the closing condition set forth in Section 7.02(a).

SECTION 5.02.      Access to Information. Seller shall afford to Purchaser and its officers, employees, accountants, counsel, advisors and other representatives (collectively, the “Representatives”) reasonable access, upon reasonable prior notice during normal business hours during the period prior to the Closing, to the personnel, properties, books, contracts, agreements, commitments and records to the extent relating to the Business; provided, however, that such access does not unreasonably disrupt the normal operations of Seller or the Business; and Seller shall furnish to Purchaser and its officers, Representatives such financial and operating data and other information relating to the Business as Purchaser may reasonably request.  Nothing contained in this Section 5.02 shall obligate Seller to breach any duty of confidentiality owed to any person whether such duty arises contractually, statutorily or otherwise; provided, however, that in the event Seller is so precluded from disclosing any such information, Seller shall use commercially reasonable efforts to promptly obtain consent to allow the disclosure of such information to Purchaser.

SECTION 5.03.      Confidentiality.

(a)               For a period of three years after the Closing Date, Seller shall, and shall take reasonable steps to cause its affiliates and their respective Representatives to, treat and hold as confidential, all confidential information relating to the operations or affairs of the Business.  In the event Seller or any of its Representatives are requested or required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process, by Applicable Law or pursuant to the requirements of the NASD or SEC) to disclose any such confidential information, then Seller shall notify Purchaser promptly of the request or requirement so that Purchaser, at its expense, may seek an appropriate protective order or waive compliance with this Section 5.03(a).  If, in the absence of a protective order or receipt of a waiver hereunder, Seller or its Representative is, on the advice of counsel, compelled to disclose such confidential information, Seller or such Representative may so disclose the confidential information, provided that Seller or such Representative, as the case may be, shall, at Purchaser’s request, use reasonable commercial efforts to obtain reliable assurance that confidential treatment will be accorded to such confidential information.  Notwithstanding the foregoing, the provisions of this Section 5.03(a) shall not apply to information that (i) is or becomes publicly available other than as a result of a disclosure by Seller or any of its Representatives, (ii) is or becomes available to Seller on a non-confidential basis from a source that, to Seller’s knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (iii) is or has been independently developed by Seller (other than for the Business prior to the Closing Date).

(b)               Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement between Purchaser and Seller dated November 17, 2006 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business; provided, however, that Purchaser acknowledges that any and all other information provided to it by either Seller Party or any of such Seller Party’s representatives concerning matters unrelated to the Business shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

SECTION 5.04.      Commercially Reasonable Efforts.  On the terms and subject to the conditions of this Agreement, each of Seller and Purchaser shall use its commercially reasonable efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its affiliates with respect to the Closing.  Each of Seller and Purchaser shall not, and shall not permit any of their respective affiliates to, take any actions that would, or that could reasonably be expected to, result in any of the conditions set forth in Article VII not being satisfied.

SECTION 5.05.      Brokers or Finders.  Other than Susquehanna Investment Group, the fees, costs and expenses of which shall be paid solely by Seller, each of Purchaser and Seller represents, as to itself and its affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

SECTION 5.06.      Intentionally Deleted

SECTION 5.07.      Joint Development Arrangement.  Purchaser and Seller shall use commercially reasonable efforts to negotiate and enter into a joint development arrangement with respect to rare event detection as soon as reasonably practicable after the closing.  The definitive agreement with respect to such joint development arrangement (the “Joint Development Agreement”) shall provide for, among other things, (i) the terms on which the parties will cooperate to develop methods for rare event detection, (ii) the terms on which Purchaser and Seller will each contribute up to $3,000,000 to the project (which may consist of “in-kind” contributions such as services, instruments, reagents, etc.) in order to develop and commercialize a diagnostic protocol for rare event utilizing the ACIS platform, (iii) the terms on which the parties may contribute additional cash and/or services to the project, (iv) the terms on which the parties will allocate profits, revenues or royalties resulting from the project and any resulting products or intellectual property and (v) procedures for paying expenses and segregating cash and other assets contributed towards the project from other assets of the parties.  The parties will work in good faith with each other to finalize a high level project plan to include scope of project and high level milestones within 90 days after Closing and to enter into the definitive Joint Development Agreement within 120 days after Closing. In the event that the parties, for any reason, are unable to reach agreement on the terms of the Joint Development Agreement within such 120 day period, or such longer period as the parties shall agree on, neither party shall have any liability to the other with regard to such failure, notwithstanding anything contained in this Section 5.07.

SECTION 5.08.      Cooperation After Closing.  On and after the Closing Date and subject to compliance with Applicable Law and any applicable privileges, Seller shall (a) afford Purchaser and its Representatives reasonable access upon reasonable prior notice during normal business hours to all employees, offices, properties, agreements, records, books and affairs of Seller to the extent relating to the conduct of the Business prior to the Closing, and (b) cooperate fully with Purchaser to ensure the orderly transition of the Business from Seller to Purchaser and to minimize disruptions to the Business. On or after the Closing and subject to compliance with Applicable Law and applicable privileges, Purchaser shall (a) afford Seller and its Representatives reasonable access upon reasonable prior notice during normal business hours to all employees, offices, properties, agreements, records, books and affairs of Purchaser to the extent relating to the conduct of the Business prior to the Closing and (b) cooperate fully with Seller to ensure the orderly transition of the Business from Seller to Purchaser and to minimize disruptions to Seller’s other businesses.

ARTICLE VI

Employment Matters

SECTION 6.01.  Continuation of Employment; Credited Service; COBRA.

(a)               For purposes of this Agreement, the term “Business Employee” shall refer to each employee of Seller Parties identified on Schedule 6.01.  Effective as of the Closing, Seller shall terminate the Business Employees and deliver to the Business Employees a termination letter in form and substance reasonably acceptable to Purchaser.  At the Closing, Purchaser shall offer employment (which shall include Purchaser’s compliance with Purchaser’s covenants set forth in this Section 6.01) to all Business Employees who on the Closing Date are actively at work.  Each Business Employee who accepts Purchaser’s offer of employment is referred to herein as a “Transferred Employee”.

(b)               Immediately following the Closing Date, Purchaser shall provide the Transferred Employees with compensation (including base salary and incentive bonus potential) and benefits that are, on an employee by employee basis, substantially equivalent to the compensation and benefits that Purchaser offers to similarly situated employees of Parent immediately prior to the Closing Date.  Nothing in this Section 6.01 shall be construed as a guarantee of employment or continuation of benefits, and unless otherwise agreed to in writing by Purchaser and a Transferred Employee, the Transferred Employees shall be at-will employees, meaning that either the Purchaser or the Transferred Employee may terminate the employment relationship at any time, with or without cause or notice, for any lawful reason.

(c)               On and after the Closing Date, Purchaser shall give the Transferred Employees full credit for purposes of calculating vacation and severance under any employee benefit plans or arrangements maintained by Purchaser and its affiliates, for the Transferred Employees’ service with Seller Parties and their respective affiliates.

(d)               With respect to any vacation time accrued and unused immediately prior to the Closing to which any Transferred Employee is entitled (the “Accrued Vacation”) pursuant to the vacation policy applicable to such employee (the “Vacation Policy”), Seller shall be liable for and, on the Closing Date, shall pay in cash to each such Transferred Employee an amount equal to such Accrued Vacation time in accordance with terms of the Vacation Policy.  Purchaser shall have no liability for any Accrued Vacation of any Transferred Employee.  Notwithstanding the foregoing, with respect to any Transferred Employee, Purchaser shall recognize the service of such employee with

Seller prior to the Closing for purposes of determining eligibility to participate in, and benefits provided under, any vacation policy of Purchaser.

(e)               Effective immediately after the Closing, Purchaser shall cause the Transferred Employees to be covered by one or more medical benefit plans (“Purchaser’s Medical Plans”), which shall provide benefits to the Transferred Employees and their dependents which in the aggregate are substantially comparable to the benefits provided to similarly situated employees of Parent immediately prior to the Closing Date.  Purchaser’s Medical Plans shall not contain any “pre-existing conditions” exclusions or limitations or “actively at work” requirements which would cause any of the Transferred Employees or their dependents to be excluded from Purchaser’s Medical Plans immediately after the Closing.

(f)                The parties agree that it shall be Seller’s sole responsibility to provide the required notices under Section 4980B of the Code to all “M&A Qualified Beneficiaries” (as defined in Prop. Treas. Reg. § 54.4980B-9, Q&A 4), and to provide coverage under Section 4980B of the Code to such individuals and to continue to provide coverage under Section 4980B of the Code to any of the former employees or covered dependents of Seller currently purchasing benefits under Section 4980B of the Code.  Seller shall indemnify Purchaser for any failure by Seller to provide such required notices or to provide such coverage.

(g)               Purchaser and Seller Parties agree to utilize, or cause their respective affiliates to utilize, the standard procedure set forth in Rev. Proc. 2004-53 with respect to wage reporting.

ARTICLE VII

Conditions to Closing

SECTION 7.01.  Conditions to Each Party’s Obligation.  The obligation of Purchaser to purchase and pay for the Transferred Assets and the obligations of Seller to sell, transfer, assign and deliver the Transferred Assets to Purchaser is subject to the satisfaction (or waiver by Purchaser and Seller) on or prior to the Closing Date of the following conditions:

(a)               Governmental Approvals.  All Consents of, or registrations, declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity legally required for the consummation of the Acquisition shall have been obtained or filed or shall have occurred.

(b)               No Injunctions or Restraints.  No Applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect.  No action or proceeding shall be pending before any court or other Governmental Entity that seeks to prohibit the Closing or impose damages or obtain other relief in connection with the Acquisition and is brought by (i) any Governmental Entity having jurisdiction in respect thereof, or (ii) any person (other than a Governmental Entity) if in the case of this clause (ii) such action or proceeding reasonably could be expected to prohibit the Closing or result in such damages or other relief.

(c)               Release of Liens.  General Electric Capital Corporation shall have released its Lien on the Transferred Assets under the Loan and Security Agreement, dated as of September 29, 2006.

(d)               Third Party Consents.  The Third Party Consents listed on Schedule 7.01(d) shall have been obtained.

SECTION 7.02.  Conditions to Obligation of Purchaser.  The obligation of Purchaser to purchase and pay for the Transferred Assets is subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

(a)               Representations and Warranties.  The representations and warranties of Seller in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on each such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), in each case except for breaches of representations and warranties as to matters that would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(b)               Performance of Obligations of Seller.  Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing.

(c)               Ancillary Agreements.  Seller shall have executed and delivered to Purchaser all of the Ancillary Agreements.

(d)               No Business Material Adverse Effect.  There shall not have occurred a Business Material Adverse Effect since December 31, 2006.

(e)               Certificate of Officers.  Seller shall have delivered to Purchaser a certificate of Seller’s President and Chief Financial Officer (in their capacities as such) dated as of the Closing to the effect that the statements set forth in paragraph (a), (b) and (d) above in this Section 7.02 are true and correct.

SECTION 7.03.  Conditions to Obligations of Seller.  The obligations of the Seller Parties to sell, transfer, assign and deliver the Transferred Assets is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:

(a)               Representations and Warranties.  The representations and warranties of Purchaser made in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on each such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), in each case except for breaches as to matters that would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(b)               Performance of Obligations of Purchaser.  Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing.

(c)               Ancillary Agreements.  Purchaser shall have executed and delivered to Seller each of the Ancillary Agreements.

(d)               Fairness Opinion.  Seller shall have received an opinion from Susquehanna Financial Group, LLLP that the sale of the Transferred Assets to Purchaser pursuant to this Agreement is fair, from a financial point of view, to Seller.

(e)               Payment of Purchase Price.  Purchaser shall have paid the Closing Consideration to Seller.

(f)                Certificate of Officers.  Purchaser shall have delivered to Seller a certificate of Purchaser’s President and Treasurer (in their capacities as such) dated as of the Closing to the effect that the statements set forth in paragraph (a) and (b) above in this Section 7.03 are true and correct.

SECTION 7.04.  Frustration of Closing Conditions.  None of Purchaser or Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 5.04.

ARTICLE VIII

Termination; Effect of Termination

SECTION 8.01.  Termination.

(a)           Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i)            by mutual written consent of Seller and Purchaser;

(ii)           by Seller or Purchaser if any of the conditions set forth in Section 7.01 shall have become incapable of fulfillment, and shall not have been waived by such Party;

(iii)          by Seller if Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, or any such representation or warranty shall become inaccurate in any material respect, in each case which breach, inaccuracy, or failure to perform would result in a failure of a condition set forth in Section 7.03 (subject to a reasonable opportunity to cure said breach);

(iv)          by Purchaser if Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, or any such representation or warranty shall become inaccurate in any material respect, in each case which breach, inaccuracy, or failure to perform would result in a failure of a condition set forth in Section 7.02 (subject to a reasonable opportunity to cure said breach); or

(v)           by Seller or Purchaser, if the Closing does not occur on or prior to March 8, 2007;

provided, however, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b)               In the event of termination by Seller or Purchaser pursuant to this Section 8.01, written notice thereof shall forthwith be given to the other party or parties hereto and the transactions contemplated by this Agreement shall be terminated, without further action by any person.  If the transactions contemplated by this Agreement are terminated as provided herein:

(i)            Purchaser shall, and shall cause each of its Representatives to, return to Seller Parties all documents and other material received from Seller Parties or any of their respective affiliates relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

(ii)           all confidential information received by Purchaser or its Representatives with respect to the businesses of Seller Parties and their respective affiliates (including the Business) shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 8.02.  Effect of Termination.

(a)               If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 8.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.03(b) relating to confidential information, (ii) Section 13.03 relating to certain expenses, (iii) Section 5.05 relating to finder’s fees and broker’s fees, (iv) Section 8.01 and this Section 8.02 and (v) Section 12.01 relating to publicity, each of which shall survive the termination of this Agreement.  Nothing in this Section 8.02 shall be deemed to release any party hereto from any liability for any breach by such party of the terms, conditions, covenants and other provisions of this Agreement or to impair the right of any party to compel specific performance by any other party hereto of its obligations under this Agreement.

ARTICLE IX

Indemnification

SECTION 9.01.  Indemnification by Seller.  Subject to the limitations set forth in Section 9.04, from and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Purchaser Indemnitees”) from and against any and all claims, losses, damages, liabilities, obligations or expenses, including reasonable third-party legal fees and expenses (collectively, “Losses”), to the extent arising or resulting from any of the following:

(i)            any breach of any representation or warranty of Seller contained in this Agreement;

(ii)           any breach of any covenant of Seller contained in this Agreement;

(iii)          any Retained Liability; and

(iv)          any fees, expenses or other payments incurred or owed by any Seller Party to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement.

SECTION 9.02.  Indemnification by Purchaser.  From and after the Closing, Purchaser and Parent shall, jointly and severally, indemnify, defend and hold harmless Seller and each of its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Seller Indemnitees”) from and against any and all Losses, to the extent arising or resulting from any of the following:

(i)            any breach of any representation or warranty of Purchaser contained in this Agreement;

(ii)           any breach of any covenant of Purchaser contained in this Agreement;

(iii)          any Assumed Liability and any liability of CLRT; and

(iv)          any fees, expenses or other payments incurred or owed by Purchaser or its affiliates to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement.

SECTION 9.03.  Indemnification Procedures.

(a)               Procedures Relating to Indemnification of Third Party Claims.  If any party hereto (the “Indemnified Party”) receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under Section 9.01 or 9.02 (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article IX, the Indemnified Party shall promptly provide the other party hereto, as applicable (the “Indemnifying Party”) with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought.  Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from liability on account of this indemnification, except if and to the extent that the Indemnifying Party is actually prejudiced thereby.  The Indemnifying Party will have 30 days from receipt of any such notice of a Third Party Claim to give notice to assume the defense thereof.  If notice to the effect set forth in the immediately preceding sentence is given by the Indemnifying Party, the Indemnifying Party will have the right to assume the defense of the Indemnified Party against the Third Party Claim with counsel of its choice.  So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party and (iii) the Indemnifying Party will not (A) admit to any wrongdoing or (B) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for equitable relief, in each case, without the prior written consent of the Indemnified Party (such written consent will not be withheld or delayed unreasonably).  The parties will use commercially reasonable efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims.  The parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto.  Whether or not the Indemnifying Party has assumed the defense, such Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld.

(b)               Procedures for Non-Third Party Claims.  The Indemnified Party will notify the Indemnifying Party in writing promptly of its discovery of any matter that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party, giving rise to the claim of indemnity pursuant hereto.  The failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from liability on account of this indemnification, except only to the extent that the Indemnifying Party is actually prejudiced thereby.  The Indemnifying Party will have 30 days from receipt of any such notice to give notice of dispute of the claim to the Indemnified Party.  The Indemnified Party will reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters.  Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

SECTION 9.04.  Limitations on Indemnification.

(a)           Notwithstanding the foregoing provisions of this Article IX, (i) Seller shall not be responsible, pursuant to Section 9.01(i) or (ii), and Purchaser shall not be responsible pursuant to Section 9.02(i) or (ii), for any indemnifiable Losses suffered by any Purchaser Indemnitee or Seller Indemnitee, as applicable, arising out of a breach of any representation, warranty or covenant of Seller or Purchaser (as applicable) herein unless a claim therefor is asserted in writing before the end of the survival period for such representation, warranty or covenant set forth in Section 9.07, failing which such claim shall be waived and extinguished, (ii) Seller shall not be liable, pursuant to Section 9.01(i) or (ii), and Purchaser shall not be liable pursuant to Section 9.02(i) or (ii), for any indemnifiable Losses suffered by any Purchaser Indemnitee or Seller Indemnitee, as applicable, unless the aggregate of all Losses suffered by the Purchaser Indemnitees or the Seller Indemnitees, as applicable, exceeds, on a cumulative basis, an amount equal to $150,000, at which point the Purchaser Indemnitee or Seller Indemnitee, as applicable, shall be entitled to all Losses including such amount; (iii) the aggregate liability of Seller, pursuant to Section 9.01(i) or (ii), for Losses suffered by the Purchaser Indemnitees, or of Purchaser, pursuant to Section 9.02(i) or (ii) for Losses suffered by the Seller Indemnitees, shall in no event exceed $1,500,000 (except in each case, for Losses resulting from fraud and except that such limitation shall not apply to Purchaser’s obligation to pay the Purchase Price and, if applicable, the Holdback Amount or, for the avoidance of doubt, to claims for indemnification arising from Sections 9.01(iii), 9.01(iv), 9.02(iii) and/or 9.02(iv)) and (iv) no party hereto shall be liable to the others for indirect, special, incidental, consequential or punitive damages claimed by such other party or parties, as the case may be, resulting from such first party’s breach of its representations, warranties or covenants hereunder; provided however, that such limitation shall not be construed to limit a Purchaser Indemnitee’s or Seller Indemnitee’s, as applicable, ability to recover under this Agreement any Losses resulting from a claim pursuant to which a third party has been awarded punitive damages.

(b)           Purchaser acknowledges and agrees that except to the extent provided in the following sentence, should the Closing occur, the sole and exclusive remedy of Purchaser Indemnitees with respect to any and all claims relating to this Agreement, the Business, the Transferred Assets, the Excluded Assets, the Assumed Liabilities, the Retained Liabilities or the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article IX; provided that the foregoing will not limit any party from seeking specific performance or injunctive relief for breaches of covenants under this Agreement.  Purchaser further acknowledges and agrees that the provisions of Schedule 2.03 and the right of Purchaser to retain the Holdback Amount under certain circumstances thereunder shall constitute the exclusive remedy with respect to any Losses of Purchaser Indemnitees arising or resulting from the matters described in Schedule 2.03 and/or Schedule 1.04(a)(v) and that Purchaser shall not be entitled to indemnification with respect to any such Losses under this Article IX or otherwise under this Agreement (it being understood that if Purchaser is entitled to retain a portion of the Holdback Amount pursuant to Section 2.03, such amount shall not be considered for purposes of the limitation set forth in Section 9.04(a)(iii)).

SECTION 9.05.  Calculation of Indemnity Payments.  The amount of any Loss for which indemnification is provided under this Article IX shall be net of any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such Loss and shall be (a) increased to take account of any net Tax cost actually incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (b) reduced to take account of any Tax benefit actually recognized by the Indemnified Party from the incurrence or payment of any indemnification amount.  In computing the amount of any such Tax cost or Tax benefit, only the current Tax deduction actually recognized by the Indemnified Party in the taxable year of the indemnification payment shall be taken into account and only after the Indemnified Party has recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified amount; provided, however, that the Loss shall not be reduced by utilization of any tax attribute of the Indemnified Party (e.g., loss carryover) or from a deduction, loss or credit of the Indemnified Party otherwise resulting from its operations.

SECTION 9.06.  Tax Treatment of Indemnification.  For all Tax purposes, Purchaser and Seller agree to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price unless a final determination (which shall include the execution of an IRS Form 870 or Form 870-AD or successor form) provides otherwise.

SECTION 9.07.  Survival.  The representations, warranties, covenants and agreements of the parties contained in this Agreement shall survive the Closing, regardless of any investigation made by or on behalf of any party hereto, for a period of twelve months after the Closing Date; provided, however, that (a) the covenants and agreements contained in this Agreement that, by their terms, are to have effect after the Closing shall survive for the period specified for such covenant or agreement, or if no period is specified, until expiration of the applicable statute of limitations, (b) the representations and warranties set forth in Section 3.10 and Section 3.14 shall survive for the applicable statute of limitations for such matters, and (c) matters involving fraud shall survive for a period equal to the statute of limitations for such matters.

ARTICLE X

Tax Matters

SECTION 10.01.                Tax Matters.

(a)               Purchase Price Allocations.  For a period of 90 days following the Closing, Seller and Purchaser shall attempt to agree on the allocation of the aggregate purchase price among the various classes of the assets purchased pursuant hereto (as such classes are defined for purposes of Section 1060 of the Code and the Treasury Regulations thereunder); provided, however, if the parties cannot agree on a mutually satisfactory allocation within such 90 day period, a mutually selected independent accounting firm shall, at Seller’s and Purchaser’s joint expense, determine the appropriate allocation, which determination shall be binding on the parties.  The parties shall attempt to cause such independent accounting firm to complete such determination within 90 days following the Closing Date.  No later than 30 days prior to the filing thereof, Seller and Purchaser each shall deliver to the other party a copy of Internal Revenue Service Form 8594 (including, with respect to any portions of the purchase price paid by Purchaser and received by Seller in taxable years following the year in which the Closing occurs, any supplemental asset acquisition statement on Form 8594 as described in Treasury Regulations Section 1.1060-1(e)(1)(ii)(B)) and any required exhibits thereto, setting forth the allocation as agreed to by Seller and Purchaser or determined by such independent accounting firm (the

“Allocation”).  Seller and Purchaser shall (i) be bound by the Allocation for all Tax purposes; (ii) prepare and file all Tax Returns (including amended Tax Returns, claims for Tax refunds and supplemental asset acquisition statements described in the preceding sentence) and information reports in a manner consistent with the Allocation; and (iii) take no position inconsistent with the Allocation in any Tax Return, any proceeding before any Taxing Authority or otherwise unless required pursuant to a “determination” within the meaning of Section 1313 of the Code.

(b)               Without affecting the adjustment provided for in Section 2.04 with respect to Taxes described in this Section 10.01(b), all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Transferred Assets for a Straddle Period (collectively, the “Apportioned Taxes”) shall be apportioned between Seller and Purchaser as of the Closing Date based on the number of days of such Straddle Period ending on the Closing Date (with respect to any such Straddle Period, the “Pre-Closing Tax Period”) and the number of days of such Straddle Period after the Closing Date (with respect to any such Straddle Period, the “Post-Closing Tax Period”).  Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.  If either party makes payment for an Apportioned Tax for which the other party is liable under this Section 10.1(b), such party may obtain reimbursement from the liable party by presenting a statement to the liable party setting forth the amount of reimbursement to which it is entitled under this Section 10.1(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the party owing it to the other within twenty (20) days after delivery of such statement.  Seller shall file all Tax Returns for all real property Taxes, personal property and similar ad valorem obligations levied with respect to the Transferred Assets required to be filed with respect to all taxable periods ending on or before the Closing Date, and shall pay all such Taxes when due.  Purchaser shall file all Tax Returns for all real property Taxes, personal property and similar ad valorem obligations levied with respect to the Transferred Assets with respect to all Straddle Periods and all taxable periods beginning after the Closing Date.  For purposes hereof, “Straddle Period” means a taxable period which includes, but does not end on, the Closing Date.

(c)           Transfer Taxes.

(i)            Seller and Purchaser shall cooperate in timely making all filings, returns, reports and forms as may be required in connection with Purchaser’s payment of Transfer Taxes.  Seller and Purchaser, as appropriate and reasonably requested, shall execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to any such Transfer Taxes.

(ii)           Purchaser and Seller shall equally pay all Transfer Taxes due as a result of the transfer of the Transferred Assets pursuant to this Agreement.

(d)           Purchaser shall not file any amended Tax Returns or agree to any adjustments arising from any audit or other proceeding (including any audit of Purchaser’s Tax Returns for the taxable period that includes the purchase of the Transferred Assets) that would have the effect of increasing the Taxes of Seller or any of its affiliates without the consent of Seller, which consent shall not be unreasonably withheld.

(e)           Purchaser and Seller agree to retain all records relating to the finances and Taxes of the Transferred Assets or the Business for all taxable periods ending on or prior to the Closing Date until the expiration of the statutes of limitation (including any extensions thereof) for the taxable period or periods to which such records relate.  Purchaser and Seller agree to provide each other with such information and assistance as is reasonably necessary, including access to records and personnel, for the preparation of any Tax Returns or for the defense of any Tax claim or assessment, whether in connection with an audit or otherwise; provided, however, that such access and assistance do not unreasonably disrupt the normal operations of Purchaser, in the case of access and assistance given to Seller, or of Seller, in the case of access and assistance given to Purchaser.

(f)                Each Seller Party shall furnish to Purchaser on or prior to the Closing Date a certificate of its non-foreign status complying with the provisions of Treasury Regulations Section 1.1445-2(b).

ARTICLE XI

Non-Solicitation; Non-Competition

SECTION 11.01.                Covenant Not To Solicit for Employment.  For a period of forty two months from and after the Closing Date, (a) Seller shall not, and shall cause each of its subsidiaries not to, (i) solicit or accept for employment any Business Employee or Transferred Employee, nor (ii) encourage any Business Employee or Transferred Employee to leave the employment of Purchaser; provided, however, that the foregoing provisions shall not apply to a general advertisement or solicitation program that is not specifically targeted at such persons or to the solicitation or employment of any Business Employee that has been terminated by Purchaser; and (b) Purchaser shall not, and shall cause each of its subsidiaries not to, (i) solicit for employment any employee of Seller or its subsidiaries, or (ii) encourage any employee of Seller or its subsidiaries to leave the employment of Seller or such subsidiary; provided, however, that the foregoing provisions shall not apply to a general advertisement or solicitation program that is not specifically targeted at such persons or the solicitation or employment of any employee of the Seller or any subsidiary thereof that has been terminated by Seller or such subsidiary.

SECTION 11.02.                Seller’s Covenant Not To Compete.  Except as provided in Section 11.03, for a period of 42 months from and after the Closing Date, Seller shall not, and shall cause each of its subsidiaries not to, (a) engage in, directly or indirectly, or (b) acquire all or any part of any business or any person (whether through the acquisition of assets, securities or other ownership interests, the effecting of a merger, consolidation, share exchange, business combination, reorganization or recapitalization or other similar transaction) that is engaged in, the creation, design, development, production, assembly, manufacture, lease (to third parties), license (to third parties) or sale of any telepathology, virtual microscopy or automated imaging instruments (including Sellers’ ACIS® systems), or any similar image analysis instruments, (the “Competitive Activities”) within the Geographical Area; provided, however, that (i) Seller and its subsidiaries may own as an investment, directly or indirectly, securities of any corporation or other entity engaged in the Competitive Activities if Seller and its subsidiaries do not, directly or indirectly, beneficially own in the aggregate more than 2% of the outstanding shares of, or otherwise control, such entity and (ii) Seller and its subsidiaries may acquire any corporation or other entity or business engaged in Competitive Activities within the Geographic Area if such Competitive Activities are ancillary, incidental and not material to the entity or business being acquired.  For purposes of this Agreement, “Geographical Area” shall mean the United States, Canada, Europe, Australia, New Zealand, Japan, the People’s Republic of China, Morocco, Egypt, Libya, Bahrain, Kuwait, Jordan, Syria, Oman, Yemen, Qatar, Iran, Sudan, Kingdom Saudi Arabia, UAE and all other geographical regions in which Dako sells it products.

SECTION 11.03.                Permitted Activities of Seller.  Notwithstanding anything in Section 11.02 to the contrary, Seller and its subsidiaries shall not be prevented from engaging in,

conducting, having an ownership interest in or acquiring businesses or assets ancillary to Seller’s diagnostic laboratory services business and businesses ancillary thereto.  Without limiting the generality of the foregoing, Seller shall not be prevented from (i) continuing to perform telepathology, virtual microscopy and image analysis services, (ii) acquiring, third party leasing, third party licensing and utilizing telepathology, virtual microscopy and image analysis equipment and software (including ACIS systems retained by Seller that are identified as Excluded Assets and image analysis systems that Seller may acquire from Purchaser or other third parties in the future), (iii) developing and exploiting medical image analysis applications, and (iv) modifying, creating or developing telepathology, virtual microscopy and/or image analysis systems for Seller’s own use and for delivering results to its customers (e.g. current and future customers of Seller may continue to use Seller’s telepathology receiving programs and install software distributed by Seller on their systems).

ARTICLE XII

Additional Agreements

SECTION 12.01.                Publicity.  The parties shall provide each other an opportunity to review and comment on any public announcement with respect to the transactions contemplated by this Agreement, it being understood that nothing in this Section 12.01 shall restrict a party from making announcements or disclosures which may be required by law or the rules or regulations of any United States or foreign securities exchange.

SECTION 12.02.                No Use of Certain Names.  Purchaser shall, and shall cause the Business, promptly, and in any event (a) within 180 days after the Closing, to revise print advertising, product labeling and all other information or other materials, including any internet or other electronic communications vehicles, to delete all references to the Names and (b) within 90 days after the Closing, to change signage and stationery and otherwise discontinue use of the Names; provided, however, that for a period of 180 days after the Closing Date the Business may continue to distribute product literature that uses any Names and distribute products with labeling that uses any Names to the extent that such product literature and labeling exists on the Closing Date.  In no event shall Purchaser or the Business use any Names after the Closing in any manner or for any purpose different from the use of such Names by Seller Parties during the 90-day period preceding the Closing.  Notwithstanding the foregoing, with respect to the Seller Parties Transferred Inventory, Purchaser may continue to sell such Seller Parties Transferred Inventory, notwithstanding that it bears one or more of the Names, for a reasonable time after the Closing (not to exceed 360 days).  “Names” means “Clarient” and “CLRT” any variations and derivatives thereof and any other logos or trademarks of Seller or its affiliates not included in Schedule 3.07.

SECTION 12.03.                Post-Closing Information.  Following the Closing, upon reasonable written notice, Purchaser and Seller agree that they will each cooperate with and make available to each other and shall afford or cause to be afforded to the other party and its affiliates reasonable access to the personnel, properties, books, contracts, agreements, commitments and records relating to the Business to the extent reasonably requested for purposes of insurance matters, litigation, Tax matters, financial reporting and other similar reasonable business purposes.

SECTION 12.04.                Records.  Purchaser recognizes that certain records may contain information relating to subsidiaries, divisions or businesses of Seller other than the Business and that Seller may retain copies thereof; provided that Seller maintain any such copies in accordance with the restrictions of Section 5.03(a) hereof.

SECTION 12.05.                Bulk Transfer Laws.  Purchaser hereby waives compliance by Seller with the provisions of any so-called “bulk transfer laws” of any jurisdiction in connection with the sale of the Transferred Assets to Purchaser.

SECTION 12.06.                Refunds and Remittances.  After the Closing, if Seller or any of its affiliates receive any refund or other amount which is a Transferred Asset or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, Seller promptly shall remit, or shall cause to be remitted, such amount to Purchaser at the address set forth in Section 13.04.  After the Closing, if Purchaser or any of its affiliates receive any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to Seller or any of its affiliates in accordance with the terms of this Agreement, Purchaser promptly shall remit or shall cause to be remitted, such amount to Seller at the address set forth in Section 13.04.  After the Closing, if Purchaser or any of its affiliates receive any refund or other amount which is related to claims (including workers’ compensation), litigation, insurance or other matters for which Seller is responsible hereunder, and which amount is not a Transferred Asset, or is otherwise properly due and owing to Seller in accordance with the terms of this Agreement, Purchaser promptly shall remit, or cause to be remitted, such amount to Seller at the address set forth in Section 13.04.  After the Closing, if Seller or any of its affiliates receive any refund or other amount which is related to claims (including worker’s compensation), litigation, insurance or other matters for which Purchaser is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, Seller promptly shall remit, or cause to be remitted, such amount to Purchaser at the address set forth in Section 13.04.

SECTION 12.07.                Collection of Receivables.  Purchaser will use commercially reasonable efforts to cooperate with Seller in collecting all accounts receivable of the Business that accrued on or prior to the Effective Date (and Seller shall be entitled to the proceeds of all such accounts receivable).  Seller retains the right to contact any third parties with accounts receivable balances as of the end of the day on the Effective Date and to undertake any actions relating to collection, including referral to collection agencies, litigation or otherwise.  Any amounts recovered by Purchaser from a third party that has an accounts receivable balance with Seller shall be applied (i) first, to any outstanding accounts receivable balance invoiced by Seller with an invoice date that is on the Closing Date or is less than 121 days prior to the Closing Date (notwithstanding any contrary invoice number specified in the remittance); (ii) second, to any invoice number that is specified in the remittance; (iii) third (i.e., if no invoice number is specified in the remittance), to any accounts receivable balance invoiced by Purchaser after the Closing Date; and (iv) fourth, to any accounts receivable balance invoiced by Seller 121 days or more prior to the Closing Date.

SECTION 12.08.                Sale of Units by Purchaser to Seller.  Seller and Purchaser agree that following the Closing, Seller shall have the right to purchase from Purchaser any ACIS instruments and other products of the Business (and any product line extensions) for a per unit price equal to Purchaser’s standard manufacturing cost of such equipment (excluding corporate overhead) plus 20%.  Notwithstanding the foregoing, for the first twelve (12) months following the Closing, Purchaser agrees that Seller shall have the right to purchaser from Purchaser up to a total of fourteen (14) ACIS instruments for a per unit price equal to Purchaser’s standard manufacturing cost of such equipment (excluding corporate overhead) plus 7%.

ARTICLE XIII

Miscellaneous

SECTION 13.01.                Assignment.  Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned by any party hereto without the prior written consent of the other party hereto; provided, however, that each of Purchaser and Seller may assign this Agreement and the Ancillary Agreements contemplated hereby  to any of its affiliates or to any third party in connection with the sale of all or substantially all of the stock or assets of Purchaser or Seller (as applicable) or the merger or consolidation of Purchaser or Seller with or into another person or the sale by Purchaser or Seller of any business, division or product line.  Notwithstanding any assignment in compliance with the previous sentence, each of Seller and Purchaser shall remain liable for all of their respective obligations under this Agreement.  Subject to the first sentence of this Section 13.01, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and no other person shall have any right, obligation or benefit hereunder.  Any attempted assignment or transfer in violation of this Section 13.01 shall be void.

SECTION 13.02.                No Third-Party Beneficiaries.  Except as provided in Article IX, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 13.03.                Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided herein each of the parties hereto shall be responsible for the payment of its own respective costs and expenses incurred in connection with the negotiations leading up to and the performance of its respective obligations pursuant to this Agreement and the Ancillary Agreements including the fees of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such party.

SECTION 13.04.                Notices.  All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five business days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile; provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one business day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

(i)	if to Seller,

Clarient Inc.
31 Columbia
Aliso Viejo, CA 92656
	Attention:	Chief Financial Officer
	Facsimile:	(949) 425-5865

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
633 West 5th Street
Suite 4000

Los Angeles, CA 90071
	Attention:	W. Alex Voxman
	Facsimile:	(213) 485-1234

(ii)		if to Purchaser,

Carl Zeiss MicroImaging, Inc.
One Zeiss Drive
Thornwood, NY 10594
Attention: General Counsel
Telephone No.: 914-681-7880
Telecopy No.: 914-681-7485

with a copy (which shall not constitute notice) to:

Arent Fox LLP
1050 Connecticut Avenue, N.W.
Washington, D.C. 20046
Attention: Michele Williams, Esq.
Telephone No.: (202) 715-8431
Telecopy No.: (202) 857-6395

or to such other address(es) as shall be furnished in writing by any such party to each of the other parties hereto in accordance with the provisions of this Section 13.04.

SECTION 13.05.                Headings; Certain Definitions.

(a)           The descriptive headings of the several Articles and Sections of this Agreement and the Disclosure Schedule to this Agreement and the Table of Contents to this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.  All references herein to “Articles”, “Sections”, “Exhibits” or “Schedules” shall be deemed to be references to Articles or Sections hereof or Exhibits or Schedules hereto unless otherwise indicated.

(b)               For all purposes hereof:

“affiliate” of any party means any person or entity controlling, controlled by or under common control with such party.

“Ancillary Agreement” means the License Agreement, the Transition Services Agreement and the Sublease.

“business day” shall refer to a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in California.

“Business” means Seller’s business of developing, manufacturing, and selling telepathology, virtual microscopy and/or automated imaging instruments (including Seller’s ACIS® systems).

“Business Material Adverse Effect” means any change, event, effect or condition that, individually or together with any other change, event, effect or condition, results in a material adverse effect on the (i) assets, liabilities, properties, business, prospects, financial condition or operations of the Business or (ii) ability of Seller to consummate timely the Acquisition.  For purposes of this Agreement, “Business Material Adverse Effect” shall exclude any effects to the extent caused by (A) changes in the United States or foreign economies in general and not impacting the Business in any manner materially disproportionate to other businesses similar situated, or (B) the execution or announcement of this Agreement (including the identity of Purchaser) or any of the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby.

“Dako” means Dako A/S.

“Dako Agreement” means the Amended and Restated Distribution and Development Agreement dated March 5, 2007 between Seller and Dako Denmark A/S.

“Effective Date” means March 1, 2007.

“including” means including, without limitation.

“knowledge of Seller” means the actual knowledge of any of Ronald Andrews, James Agnello, Jose de la Torre-Bueno, Karen Yamamoto or Jack Zeinah.

“License Agreement” means the License Agreement in the form attached hereto as Exhibit 13.05(b)(1) pursuant to which Purchaser will license to Seller certain intellectual property of Purchaser acquired by it pursuant to this Agreement.

“Med One Agreement” means, collectively, (i) the Assignment Agreement and Bill of Sale, dated as of March 1, 2006, by and between Seller and Med One Capital, Inc., and (ii) the Assignment Agreement and Bill of Sale, dated as of August 31, 2006, by and between Seller and Med One Capital, Inc.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, Governmental Entity, association, organization or other entity.

“Seller Parties Transferred Inventory” means the Transferred Inventory as well as any raw materials, work-in-process, finished goods, supplies, parts and other inventories owned by CLRT.

“Seller Party” means either Seller or CLRT, and “Seller Parties” means Seller and CLRT collectively.

“Sublease” means the sublease substantially in the form attached hereto as Exhibit 13.05(b)(2).

“subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body, or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first person or by another subsidiary of such first person.

“Transition Services Agreement” means the transition services agreement substantially in the form attached hereto as Exhibit 13.05(b)(3).

“Trestle Holdings” means Trestle Holdings Inc., a Delaware corporation.

SECTION 13.06.                Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered, in person or by telecopier, receipt acknowledged, to the other parties hereto.

SECTION 13.07.                Integrated Contract; Exhibits and Schedules.  This Agreement, including the Schedules (and the Introduction thereto) and Exhibits hereto, any written amendments to the foregoing satisfying the requirements of Section 13.13 hereof, the Confidentiality Agreement and the Ancillary Agreements, including the schedules and exhibits thereto, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings between the parties with respect to such matters.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.  There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement, the Confidentiality Agreement or the Ancillary Agreements other than those set forth herein or therein or in any other document required to be executed and delivered hereunder or thereunder.  In the event of any conflict between the provisions of this Agreement (including the Schedules (and the Introduction thereto) and Exhibits hereto), on the one hand, and the provisions of the Confidentiality Agreement or the Ancillary Agreements (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement shall control.

SECTION 13.08.                Severability; Enforcement.  The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party hereto agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereto hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

SECTION 13.09.                Governing Law.  This Agreement and any disputes arising under or related thereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of New York, without reference to its conflicts of law principles.

SECTION 13.10.                Jurisdiction.  Each party irrevocably agrees that any legal action, suit or proceeding against them arising out of or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the United States District Court for the Southern District of New York, or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York, New York and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding.

SECTION 13.11.                Service of Process.  Each of the parties agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters for which it has submitted to jurisdiction pursuant to Section 13.10.

SECTION 13.12.                Waiver of Jury Trial.  Each party hereto hereby waives to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto.  Each party hereto (a) certifies that no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 13.12.

SECTION 13.13.                Amendments.  This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by Purchaser and Seller or, in the case of a waiver, by or on behalf of the party waiving compliance.

SECTION 13.14.                Other Remedies; Specific Performance.

(a)               Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(b)               It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each party hereby waives any requirement to post a bond in connection with any such proceeding.

SECTION 13.15.                Guarantee.  Parent hereby unconditionally and irrevocably guarantees by way of independent obligation to Seller all of Purchaser’s performance and payment obligations under this Agreement, and Parent will cause Purchaser to perform all of such obligations under this Agreement and to pay the Closing Consideration and all other payments required to be made by Purchaser under this Agreement.  This Section 13.15 constitutes a guaranty of payment and performance and not of collection only.  The guaranty contemplated by this Section 13.15 shall continue to be effective, or be reinstated, as the case may be, if at any time any payment to Seller or any part thereof is rescinded or must otherwise be restored or returned by Seller upon any insolvency, bankruptcy, dissolution, liquidation, reorganization or other event, in each case as though such payments had not been made.  Parent hereby waives (i) any and all defenses available to a guarantor, and (ii) any notices, including, without limitation, any notice of any amendment of this Agreement or waiver or other similar action granted pursuant to this Agreement; provided that nothing in this Section 13.15 shall be deemed to constitute a waiver of, or prevent Parent from asserting, any valid defense that may be asserted by Purchaser under this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, each of Seller Parties and Purchaser has duly executed this Agreement as of the date first written above.

SELLER:

CLARIENT, INC.

By:	/s/ Ronald A. Andrews
Name: Ronald A. Andrews
Title: President and Chief Executive Officer

PURCHASER:

CARL ZEISS MERCURY, INC.

By:	/s/ Philip J. Gottlieb
Name: Philip J. Gottlieb
Title: Treasurer

PARENT:

CARL ZEISS MICROIMAGING, INC.

By:	/s/ James A. Sharp
Name: James A. Sharp
Title: President